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                                                                     EXHIBIT (2)

                                                                  CONFORMED COPY

                    OPTION AGREEMENT dated as of December 19, 1994, by and among
               ITT CORPORATION, a Delaware corporation ("Parent"), ITT FLORIDA ENTERPRISES INC., a Florida corporation and a wholly owned subsidiary of Parent ("Sub"), and CAESARS WORLD, INC., a Florida corporation (the "Company").


          WHEREAS Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for the making of a cash tender offer (the "Offer") by the Sub for shares of Common Stock, par value $.10 per share, of the Company (the "Common Stock") and the merger of the Company and Sub; and

          WHEREAS as a condition to their willingness to enter into the Merger Agreement, Parent and Sub wish to have the option set forth herein to purchase, under certain circumstances, shares of Common Stock from the Company.


          NOW, THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein and for other consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01.  Definitions.  As used in this Agreement, the following
                         ------------
terms shall have the following meanings:

          "Affiliate" has the meaning assigned to the term "affiliate" in the
           ---------
Merger Agreement.

          "Closing Date" has the meaning assigned to such term in the Merger
           ------------
Agreement.

          "Common Stock" has the meaning assigned to such term above.
           ------------
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          "Exercise Closing" has the meaning assigned to such term in Section
           ----------------
2.02(b).

          "Expiration Date" means the earliest of (i) the Closing Date and (ii)
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the date the Merger Agreement is validly terminated by the Company pursuant to
Section 8.01(g) of the Merger Agreement due to a material breach by Parent or Sub of their respective representations, warranties, covenants or other agreements under the Merger Agreement.

          "lien" has the meaning assigned to such term in the Merger Agreement.
           ----

          "Merger Agreement" has the meaning assigned to such term above.
           ----------------

          "Offer" has the meaning assigned to such term in the Merger Agreement.
           -----

          "Option" has the meaning set forth in Section 2.01.
           ------

          "Option Exercise Period" means the period commencing with the first
           ----------------------
occurrence of a Trigger Event and ending with the Expiration Date.

          "person" has the meaning assigned to the term "person" in the Merger
           ------
Agreement.

          "Shares" has the meaning set forth in Section 2.01.
           ------

          "Subsidiary" has the meaning assigned to the term "subsidiary" in the
           ----------
Merger Agreement.

          "Trigger Event" means Parent, Sub or any other Affiliate of Parent
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shall have accepted Shares for payment pursuant to the Offer.

          SECTION 1.02.  Interpretation.  The rules of interpretation set forth
                         --------------
in Section 9.04 of the Merger Agreement shall apply to this Agreement, and the provisions thereof shall be deemed to be incorporated by reference herein.
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                                  ARTICLE II

                                  THE OPTION
                                  ----------

          SECTION 2.01.  Grant of Option.  The Company hereby grants to Sub an
                         ---------------
irrevocable option (the "Option") to purchase, on the terms and subject to the conditions set forth herein, up to 5,000,000 newly issued shares of Common Stock, plus all shares of Common Stock held in treasury (collectively, the "Shares"). All of such Shares will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          SECTION 2.02.  Exercise of Option.  (a)  The Option may be exercised
                         ------------------
by Sub (or its designee, which designee must be Parent or a direct or indirect wholly owned Subsidiary of Parent), in whole or in part, at any time, or from time to time, during the Option Exercise Period.

          (b) In order for Sub to exercise the Option, Sub shall give written notice to the Company of such exercise, specifying the number of Shares to be purchased (and the denominations of the share certificate or certificates to be issued), whether Sub and/or a designee of Sub will be purchasing the Shares and the place, time and date of the closing of such purchase (the "Exercise Closing"), which date shall not be less than one business day nor more than ten business days from the date on which such notice is delivered.

          (c) At each Exercise Closing, the Company shall deliver to Sub (or its designee) all of the Shares to be purchased by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Sub in the notice required under Section 2.02(b).

          SECTION 2.03.  Purchase Price; Payment.  In the event Sub exercises
                         ------------------------
the Option, Sub (or, at Sub's option, its designee) shall, at the related Exercise Closing, deliver by wire transfer to an account designated at least one business day in advance of such Exercise Closing an amount equal to the product of (x) $67.50 and (y) the number of Shares purchased at such closing.

          SECTION 2.04.  Reservation of Shares.  The Company has reserved, and
                         ---------------------
will keep reserved, for issuance (in the case of newly issued Shares) and delivery (in the case of treasury Shares) hereunder the maximum number of Shares that
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would be issuable and deliverable, as the case may be, from time to time if the
Option were exercised in full, in each case free and clear of all liens.

          SECTION 2.05.  Adjustment Upon Changes in Capitalization.  In the
                         -----------------------------------------
event of any change in the number (or conversion or exchange) of issued and outstanding shares of Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diluting or otherwise diminishing Sub's rights hereunder (including any issuance of Common Stock or other equity security of the Company at a price below the fair value thereof), the number and kind of Shares subject to the Option shall be appropriately adjusted so that Sub shall receive upon exercise (or, if such a change occurs between exercise and the related Exercise Closing, upon such Exercise Closing) of the Option the number and kind of Shares or other securities or property that Sub would have received in respect of the Shares that Sub is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event. The rights of Sub under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of the Merger Agreement.

                                  ARTICLE III

                               GENERAL PROVISIONS
                               ------------------

          SECTION 3.01.  Further Assurances.  From time to time, at any of the
                         -------------------
other parties' request and without further consideration, each party hereto shall execute and deliver such additional documents, transfers, assignments, endorsements, consents and other instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including to vest in Sub (or its designee hereunder) thereof good title to any Shares purchased hereunder. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most
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expeditious manner practicable, the Option, and the transactions contemplated by this Agreement.

          SECTION 3.02.  Notices.  All notices, requests, claims, demands and
                         --------
other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party and shall be specified by like notice):

          (a)  If to Parent or Sub, to:

          ITT Corporation
          1330 Avenue of the Americas
          New York, New York 10019-5049
          Facsimile:  (212) 258-1037
          Attention:  Richard S. Ward, Esq.

          with copies to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019
          Facsimile:  (212) 474-3700
          Attention:  Philip A. Gelston, Esq.

          (b)  If to the Company, to:

          Caesars World, Inc.
          1801 Century Park East
          Los Angeles, California 90067
          Facsimile:  (310) 552-9254
          Attention:  Philip L. Ball, Esq.

          with copies to:

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, NY 10022
          Facsimile:  (212) 735-2000
          Attention:  Morris J. Kramer, Esq.

          SECTION 3.03.  Amendments; Waivers.  (a)  No provision of this
                         --------------------
Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case
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of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 3.04.  Counterparts.  This Agreement may be executed in one or
                         -------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 3.05.  Entire Agreement; No Third Party Beneficiaries.  This
                         -----------------------------------------------
Agreement, the Merger Agreement and the agreements contemplated hereby and thereby, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and, except for the provisions of Article III of the Merger Agreement, the last sentence of Section 6.10(a) of the Merger Agreement and Sections 6.04 and 6.05 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 3.06.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY,
                         --------------
AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

          SECTION 3.07.  Assignment.  Except as specifically provided herein
                         -----------
with respect to any designee of Sub exercising the Option, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and
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be enforceable by, the parties and their respective successors and assigns.

          SECTION 3.08.  Enforcement.  The parties agree that irreparable damage
                         ------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or California or in New York or California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or California or any New York or California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions
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contemplated by this Agreement in any court other than a Federal or state court sitting for the State of New York or California.


          IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be duly executed as of the day and year first above written.


                              ITT CORPORATION,

                                by
                                     /s/  Richard S. Ward
                                  -----------------------
                                  Name:  Richard S. Ward
                                  Title: Executive V.P.,
                                         General Counsel


                              ITT FLORIDA ENTERPRISES INC.,

                                by
                                     /s/  Richard S. Ward
                                     --------------------
                                  Name:  Richard S. Ward
                                  Title: Executive V.P.,
                                         General Counsel


                              CAESARS WORLD, INC.,

                                by
                                     /s/  Roger Lee
                                     --------------
                                  Name:  Roger Lee
                                  Title: Senior Vice
                                         President, Finance
                                         & Administration